Exhibit 5.1

August 19, 2011

FLIR Systems, Inc.

27700 SW Parkway Avenue

Wilsonville, Oregon 97070

Re:	FLIR Systems, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (Registration No. 333-176311) (the “Registration Statement”) filed by FLIR Systems, Inc., an Oregon corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act. Pursuant to the Registration Statement, the Company is issuing $250,000,000 aggregate principal amount of the Company’s 3.75% Notes due 2016 (the “Notes”). The Notes are being issued under an Indenture, dated as of August 19, 2011 (the “Base Indenture”), as amended and supplemented by the First Supplemental Indenture, dated as of August 19, 2011 (the “Supplemental Indenture”; the Base Indenture, as amended and supplemented by the Supplemental Indenture, is hereinafter called the “Indenture”), each between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

This letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We are familiar with (i) the Registration Statement, (ii) the Company’s prospectus dated August 15, 2011 (the “Base Prospectus”), (iii) the Company’s prospectus supplement dated August 16, 2011 supplementing the Base Prospectus and relating to the Notes, (iv) the Base Indenture, (v) the Supplemental Indenture, (vi) the Notes in global form, (vii) the executed Underwriting Agreement dated August 16, 2011 (the “Underwriting Agreement”) among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc., as representatives of the underwriters named in Schedule A to the Underwriting Agreement, (viii) certain resolutions of the Board of Directors of the Company adopted on July 21, 2011, as certified by the Secretary of the Company on the date hereof as being true, complete and correct and in full force and effect, relating to, among other things, the authorization of the Registration Statement and the Indenture, (ix) the Terms Resolutions of the Chief Financial Officer of the

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FLIR Systems, Inc.

August 19, 2011

Company, adopted on August 16, 2011, as certified by the Secretary of the Company on the date hereof as being true, complete and correct and in full force and effect, relating to, among other things, the establishment of the terms of and issuance and sale of the Notes, and (x) an Officers’ Certificate of certain officers of the Company, dated August 19, 2011 and certified by the Secretary of the Company on the date hereof as being true, complete and correct and in full force and effect, relating to, among other things, the issuance of the Notes. We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such other agreements, instruments, certificates, records and other documents as we have deemed necessary or appropriate for the purpose of rendering the opinion set forth in this letter. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) or other sites on the internet, and the authenticity of the originals of such latter documents.

With respect to each instrument or agreement referred to in or otherwise relevant to the opinion set forth herein (each, an “Instrument”), we have assumed, to the extent relevant to the opinion set forth herein, that (i) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and at all relevant times was, is and will be validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and had, has and will have, at all relevant times, full right, power and authority to execute, deliver and perform its obligations under such Instrument, (ii) such Instrument has been or at the relevant time will have been, as the case may be, duly authorized, executed and delivered by each party thereto and (iii) such Instrument was, is and will be, at all relevant times, a valid, binding and enforceable agreement or obligation, as the case may be, of each party thereto, provided that we make no such assumption with respect to any of the matters covered by this clause (iii) insofar as any such matter relates to the Company and is expressly covered by our opinion set forth in the next paragraph of this letter.

Based on and subject to the foregoing and the other limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, when the Notes are duly executed by duly authorized officers of the Company and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and duly delivered to the purchasers thereof against payment of the agreed consideration therefor as contemplated by the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company.

Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

FLIR Systems, Inc.

August 19, 2011

We do not find it necessary for purposes of this letter to cover, and accordingly we express no opinion as to, the application of United States federal or state securities or blue sky laws to the issuance and sale of the Notes.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules or regulations promulgated by the Commission.

Very truly yours,

/s/ Sidley Austin LLP